Exhibit 10.9

EMPLOYMENT AGREEMENT

AGREEMENT dated this 1st day of July 2006 between CFS Bancorp, Inc. (the "Corporation"), an Indiana corporation, and Thomas L. Darovic (the "Executive").

WITNESSETH

WHEREAS, the Executive is presently an officer of the Corporation and Citizens Financial Bank (the "Bank") (together, the "Employers");

WHEREAS, the Employers desire to be ensured of the Executive's continued active participation in the business of the Employers;

WHEREAS, the Corporation and the Bank desire to enter into separate agreements with the Executive with respect to his employment by each of the Employers; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive's agreeing to remain in the employ of the Employers, the parties desire to specify the severance benefits which shall be due the Executive by the Corporation in the event that his employment with the Corporation is terminated under specified circumstances;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1)	Definitions.

The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

a)
Average Annual Compensation. The Executive's "Average Annual Compensation" for purposes of this Agreement shall be deemed to mean the average Base Salary, cash bonuses and amounts allocated to the Executive under any qualified employee benefit plans of the Employers for the preceding three years.

b)	Base Salary. "Base Salary" shall have the meaning set forth in Section 4(a) hereof.

c)
Cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

d)
Change in Control. “Change in Control” means the occurrence of any of the following: (i) an event that would be required to be reported in response to Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Securities and Exchange Act of 1934 Act, as amended (1934 Act), or any successor thereto, whether or not any class of securities of the Corporation is registered under the 1934 Act; (ii) any “person” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then outstanding securities; or (iii) during any period of thirty-six consecutive months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

i)
For purposes of the definition of “Change in Control,” a Person or group of Persons does not include the CFS Bancorp, Inc. Employee Stock Ownership Plan Trust which forms a part of the CFS Bancorp, Inc. Employee Stock Ownership Plan (the “ESOP”), or any other employee benefit plan, subsidiary or affiliate of the Corporation, and the outstanding shares of common stock of the Corporation, on a fully diluted basis, include all shares owned by the ESOP, whether allocated or unallocated to the accounts of participants, thereunder.

ii)
For purposes of the definition of “Change in Control,” the term “Person” means any natural person, proprietorship, partnership, corporation, limited liability company, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.

e)	Code. "Code" shall mean the Internal Revenue Code of 1986, as amended.

f)
Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.

g)
Disability. Termination by the Corporation of the Executive's employment based on "Disability" shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Employers or any subsidiary or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

h)
Good Reason. Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive within twelve months following a Change in Control of the Corporation based on:

(i)
Without the Executive's express written consent, the failure to elect or to re-elect or to appoint or to re-appoint the Executive to the offices of Executive Vice President of Retail Banking for the Bank or a material adverse change made by the Employers in the Executive's functions, duties or responsibilities as an Executive Vice President of the Bank;

(ii)
Without the Executive's express written consent, a reduction by either of the Employers in the Executive's Base Salary as the same may be increased from time to time or, except to the extent permitted by Section 4(b) hereof, a reduction in the package of fringe benefits provided to the Executive, taken as a whole;

(iii)
The principal executive office of either of the Employers is relocated more than ten miles from Munster, Indiana or, without the Executive's express written consent, either of the Employers require the Executive to be based anywhere other than an area in which the Employers' principal executive office is located, except for required travel on business of the Employers to an extent substantially consistent with the Executive's present business travel obligations;

(iv)	Any purported termination of the Executive's employment for Disability or Retirement which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (k) below; or

(v)	The failure by the Corporation to obtain the assumption of and agreement to perform this Agreement by any successor.

i)	IRS. "IRS" shall mean the Internal Revenue Service.

j)	Key Employee. "Key Employee" means an employee who is:

i) An officer of the Corporation having annual compensation greater than $140,000;
ii) A five-percent owner of the Corporation; or
iii) A one-percent owner of the Corporation having an annual compensation greater than $150,000.

For purposes of determining who is an officer for purposes of Section 1(j)(i), no more than 50 employees (or, if lesser, the greater of three or 10 percent of the employees) shall be treated as officers, and those categories of employees listed in Code Section 414(q)(5) shall be excluded. The $140,000 amount shall be adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period shall be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 shall be rounded to the next lower multiple of $5,000.

k)
Notice of Termination. Any purported termination of the Executive's employment by the Corporation for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than 30 nor more than 90 days after such Notice of Termination is given, except in the case of the Corporation's termination of the Executive's employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 11 hereof.

l)	Retirement. "Retirement" shall mean voluntary termination by the Executive after the Executive attains the age 55, with at least five years of active service.

m)
Separation from Service. "Separation from Service" means the date on which the Executive dies, retires or otherwise experiences a Termination of Employment with the Corporation. Provided, however, a Separation from Service does not occur if the Executive is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if the leave is for a longer period, so long as the individual’s right to reemployment with the Corporation is provided either by statute or by contract. If the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or contract, there shall be a Separation from Service on the first date immediately following such six-month period. Executive shall incur a "Termination of Employment" when a termination of employment is incurred under Proposed Treasury Regulation 1.409A-1(h)(ii) or any final version of such Proposed Regulation.

n)
Specified Employee. “Specified Employee” means an employee who is a “Key Employee” if the Corporation’s stock is publicly traded on an established securities market. An employee shall be a Specified Employee for the twelve-month period beginning on the April 1st following any calendar year in which the employee is a Key Employee.

2)	Term of Employment.

a)
The Corporation hereby employs the Executive as a Vice President, and the Executive hereby accepts said employment and agrees to render such services to the Corporation on the terms and conditions set forth in this Agreement. The term of this Agreement shall be a period of twelve months commencing as of the date hereof (the "Commencement Date"), subject to earlier termination as provided herein. Beginning on the day following the Commencement Date, and on each day thereafter, the term of this Agreement shall be extended for a period of one day in addition to the then-remaining term, provided that the Corporation has not given notice to the Executive in writing at least 60 days prior to such day that the term of this Agreement shall not be extended further. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms. The Board of Directors of the Corporation shall review on a periodic basis (and no less frequently than annually) whether to permit further extensions of the term of this Agreement. As part of such review, the Board of Directors shall consider all relevant factors, including the Executive's performance hereunder, and shall either expressly approve further extensions of the time of this Agreement or decide to provide notice to the contrary.

b)
During the term of this Agreement, the Executive shall perform such executive services for the Corporation as may be consistent with his titles and from time to time assigned to him by the Corporation's Board of Directors. The Executive further agrees to serve without additional compensation as an officer and director of any of the Corporation's subsidiaries and agrees that any amounts received from such corporation may be offset against the amounts due hereunder. In addition, it is agreed that the Corporation may assign the Executive to one of its subsidiaries for payroll purposes.

3)	Loyalty, Confidentiality and Non-Competition

a)
The Executive shall devote his or her full time and best efforts to the performance of his employment under this Agreement. During the term of this Agreement, the Executive shall not, at any time or place, either directly or indirectly engage in any business or activity in competition with the business affairs or interests of the Corporation or be a director, officer or consultant to any bank, savings and loan association, credit union, thrift, savings bank, or similar institution in the Chicago CMSA.

b)
For a period of one year from the date of voluntary termination, or termination for Cause, the Executive shall not, at any time or place, either directly or indirectly engage in any business or activity in competition with the business affairs or interests of the Corporation or be a director, officer or consultant to any bank, savings and loan association, credit union, thrift, savings bank, or similar institution in the Chicago CMSA.

c)
For purposes of this Agreement, directly or indirectly engaging in any business activity in competition with the business or affairs of the Corporation includes, but is not limited to, serving or acting as an owner, partner, agent, beneficiary, or employee of any person, firm or corporate entity so engaged; except that nothing herein contained shall be deemed to prevent or limit the right of Executive to invest any of his surplus funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent Executive from investing or limit Executive's right to invest his surplus funds in real estate.

d)	All information relating to business of the Employers including, but not limited to, that business obtained or serviced by Executive and all customer listings, contact lists,

expiration cards, asset reports, instruments, documents, papers and other material used in connection with such business, shall be the exclusive property of the Employers. Executive shall keep all such information and material confidential; none of it shall be copied, reproduced or duplicated without the express written permission of the Employers, and Executive shall return all material containing such information to the Employers upon their request or upon termination of employment. Executive also agrees that he or she shall not utilize the confidential information or trade secrets of the Employers, either directly or indirectly, for any purposes except performance of the Executive's responsibilities and in furtherance of the Employers’ business, unless otherwise expressly authorized by the Employers in writing in advance.

e)
Executive agrees that, during his employment, and for a period of one year following the date of his involuntary termination of employment for Cause, or his voluntary termination without Good Reason, the Executive:

i)	shall not solicit any of the Employers’ past or current customers or clients for the benefit of anyone other than the Employers or their affiliates;
ii)	shall not divulge the names of any of the Employers’ past or then current customers to any other person, corporation or entity;
iii)
shall not divulge to anyone, except the Employers or their representatives, any information regarding their management strategies, marketing information or goals, policies and/or other information regarding the affairs of the Employer, all of which Executive is hereby obligated to keep secret, however and whenever such information comes to his or her attention; and

iv)	shall not, either directly or indirectly, induce or solicit any person to leave the employ of the Employers.

4)	Compensation and Benefits.

a)
The Employers shall compensate and pay the Executive for his services during the term of this Agreement at a minimum base salary of $171,000 per year ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Employers and may not be decreased without the Executive's express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers.

b)
During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers. The Corporation shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Corporation and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Corporation. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 4(a) hereof.

c)
During the term of this Agreement, the Executive shall be entitled to paid annual vacation in accordance with the policies as established from time to time by the Boards of Directors of the Employers. The Executive shall not be entitled to receive any additional compensation from the Employers for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Boards of Directors of the Employers.

d)
In the event the Executive's employment is terminated due to Disability or Retirement, and provided the Employee is not otherwise employed in a position providing substantially similar benefits, the Employer will continue, at its cost and for the remaining term of this Agreement, life and medical insurance coverage for the Executive and his spouse at substantially similar levels of coverage and benefits as the Employers provide at such time for its then existing senior executives.

e)
The Executive's compensation, benefits and expenses shall be paid by the Corporation and the Bank in the same proportion as the time and services actually expended by the Executive on behalf of each respective Employer.

f)
During the term of the Agreement, the Employers shall provide suitable office space, desk, chairs, filing cabinets, telephones and other usual and customary office furniture, fixtures and equipment adequate for the efficient performance of the duties assigned to the Executive.

g)
During the term of this Agreement, the Employers shall provide to the Executive, at the Employer's cost, all perquisites which other senior executives of the Company are otherwise generally entitled to receive.

h)
During the term of this Agreement, the Bank shall provide to Executive the use of an automobile with an average annual lease cost not to exceed $10,000 per year. The Bank agrees to replace the automobile with a new one at Executive's request no more often than once every three years. The Bank shall pay all automobile operating expenses incurred by Executive in the performance of Executive's duties. The Bank shall procure and maintain in force an automobile liability policy for the automobile with coverage, including Executive, in the minimum amount of $1,000,000 combined single limit on bodily injury and property damage.

5)
Expenses. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, including, but not by way of limitation, automobile expenses and other traveling expenses, and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor.

6)	Termination.

a)
The Corporation shall have the right, at any time upon prior Notice of Termination, to terminate the Executive's employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

b)
In the event that (i) the Executive's employment is terminated by the Corporation for Cause or (ii) the Executive terminates his employment hereunder other than for Disability, Retirement, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

c)
In the event that the Executive's employment is terminated as a result of Disability, Retirement or the Executive's death during the term of this Agreement, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination, except as provided for in Section 4(d) hereof.

d)
In the event that (i) the Executive's employment is terminated by the Corporation for other than Cause, Disability, Retirement or the Executive's death or (ii) such employment is terminated by the Executive (a) due to a material breach of this Agreement by the Corporation, which breach has not been cured within fifteen days after a written notice of non-compliance has been given by the Executive to the Employers, or (b) for Good Reason, then the Corporation shall:

i)
pay to the Executive, a cash severance amount equal to the Executive’s Average Annual Compensation paid by the Corporation, in two equal installments, with the first installment to be paid on the first business day of the month following the Executive’s Date of Termination and the second installment to be paid no later than January 15th of the calendar year following the year in which the first installment was paid; and

ii)
maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of employment pursuant hereto prior to the Notice of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph, at no cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans, programs and arrangements offered by the Corporation in which the Executive was entitled to participate immediately prior to the Date of Termination (excluding (x) stock option and restricted stock plans of the Employers, (y) bonuses and other items of cash compensation included in Average Annual Compensation, and (z) other benefits, or portions thereof, included in Average Annual Compensation), provided that in the event that the Executive's participation in any plan, program or arrangement as provided in this subparagraph is barred, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, the Corporation shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination.

e)
If at the time of the Executive’s Separation from Service, for any reason other than death, the Executive meets the definition of a Specified Employee, payment of all amounts under subsections 6(d)(i), 6(d)(ii) and 7(a) shall be suspended for six months following the Executive’s Separation from Service. In such event, the first installment shall be paid on the first day following the end of the six-month suspension period. The second installment shall be paid no later than January 15th of the calendar year following the year in which the first installment was paid. If the Executive incurs a Separation from Service due to death, regardless of whether the Executive meets the definition of a Specified Employee, payment of his benefit shall not be suspended. Provided, however, that the six-month suspension period shall not apply to the provision of any group insurance, life insurance, health and accident insurance or disability insurance under subsection 6(d)(ii).

7)	Payment of Additional Benefits under Certain Circumstances.

a)
If the payments and benefits pursuant to Section 6 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers (including, without limitation, the payments and benefits which the Executive would have the right to receive from the Bank pursuant to Section 6 of the Agreement between the Bank and the Executive dated this even date ("Bank Agreement"), before giving effect to any reduction in such amounts pursuant to Section 7 of the Bank Agreement), would constitute a "parachute payment" as defined in Section 280G(b)(2) of the Code (the "Initial Parachute Payment," which includes the amounts paid pursuant to clause (i) below), then the Corporation shall pay to the Executive, a cash amount in two equal installments, with the first installment to be paid on the first business day of the month following the Date of

Termination and the second installment to be paid no later than January 15th of the calendar year following the year in which the first installment was paid. The cash amount shall be equal to the sum of the following:

i)
the amount by which the payments and benefits that would have otherwise been paid by the Bank to the Executive pursuant to Section 6 of the Bank Agreement are reduced by the provisions of Section 7 of the Bank Agreement;

ii)
twenty percent (or such other percentage equal to the tax rate imposed by Section 4999 of the Code) of the amount by which the Initial Parachute Payment exceeds the Executive's "base amount" from the Employers, as defined in Section 280G(b)(3) of the Code, with the difference between the Initial Parachute Payment and the Executive's base amount being hereinafter referred to as the "Initial Excess Parachute Payment";

iii)
such additional amount (tax allowance) as may be necessary to compensate the Executive for the payment by the Executive of state and federal income and excise taxes on the payment provided under clause (ii) above and on any payments under this clause (iii). In computing such tax allowance, the payment to be made under clause (ii) above shall be multiplied by the "gross up percentage" ("GUP"). The GUP shall be determined as follows:

GUP = Tax Rate / 1 - Tax Rate

iv)	Tax Rate

The Tax Rate for purposes of computing the GUP shall be the highest marginal federal and state income and employment-related tax rate, including any applicable excise tax rate, applicable to the Executive in the year in which the payment under clause (ii) above is made.

v)
Notwithstanding the foregoing, if it shall subsequently be determined in a final judicial determination or a final administrative settlement to which the Executive is a party that the actual excess parachute payment as defined in Section 280G(b)(1) of the Code is different from the Initial Excess Parachute Payment (such different amount being hereafter referred to as the "Determinative Excess Parachute Payment"), then the Corporation's independent tax counsel or accountants shall determine the amount (the "Adjustment Amount") which either the Executive must pay to the Corporation or the Corporation must pay to the Executive in order to put the Executive (or the Corporation, as the case may be) in the same position the Executive (or the Corporation, as the case may be) would have been if the Initial Excess Parachute Payment had been equal to the Determinative Excess Parachute Payment. In determining the Adjustment Amount, the independent tax counsel or accountants shall take into account any and all taxes (including any penalties and interest) paid by or for the Executive or refunded to the Executive or for the Executive's benefit. As soon as practicable after the Adjustment

Amount has been so determined, the Corporation shall pay the Adjustment Amount to the Executive or the Executive shall repay the Adjustment Amount to the Corporation, as the case may be.

b)
In each calendar year that the Executive receives payments of benefits under this Section 7, the Executive shall report on his state and federal income tax returns such information as is consistent with the determination made by the independent tax counsel or accountants of the Corporation as described above. The Corporation shall indemnify and hold the Executive harmless from any and all losses, costs and expenses (including without limitation, reasonable attorneys' fees, interest, fines and penalties) which the Executive incurs as a result of so reporting such information. The Executive shall promptly notify the Company in writing whenever the Executive receives notice of the institution of a judicial or administrative proceeding, formal or informal, in which the federal tax treatment under Section 4999 of the Code of any amount paid or payable under this Section 7 is being reviewed or is in dispute. The Corporation shall assume control, at its expense, over all legal and accounting matters pertaining to such federal tax treatment (except to the extent necessary or appropriate for the Executive to resolve any such proceeding with respect to any matter unrelated to amounts paid or payable pursuant to this Section) and the Executive shall cooperate fully with the Corporation in any such proceeding. The Executive shall not enter into any compromise or settlement or otherwise prejudice any rights the Corporation may have in connection therewith without the prior consent of the Corporation.

8)	Mitigation; Exclusivity of Benefits.

a)
The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

b)
The specific arrangements referred to herein are not intended to exclude any other benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

9)
Withholding. All payments required to be made by the Corporation hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Corporation may reasonably determine should be withheld pursuant to any applicable law or regulation.

10)
Assignability. The Corporation may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation may hereafter merge or consolidate or to which the Corporation may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Corporation hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this

Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

11)
Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

a)	To the Corporation: Corporate Secretary
                      CFS Bancorp, Inc.
                      707 Ridge Road
                      Munster, Indiana 46321

b)	To the Bank: Corporate Secretary
                      Citizens Financial Bank
                      707 Ridge Road
                      Munster, Indiana 46321

b)	To the Executive: Thomas L. Darovic
                      [Address Redacted]

12)
Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Corporation to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

13)
Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Indiana.

14)
Nature of Obligations. Nothing contained herein shall create or require the Corporation to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Corporation hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

15)	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16)
Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

18)
Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. In the event of the Executive's termination of employment with the Bank for Cause, all employment relationships and managerial duties with the Bank shall immediately cease regardless of whether the Executive remains in the employ of the Corporation following such termination. Furthermore, following such termination for Cause, the Executive shall not, directly or indirectly, influence or participate in the affairs or the operations of the Bank.

19)
Payment of Costs and Legal Fees and Reinstatement of Benefits. In the event any dispute or controversy arising under or in connection with the Executive's termination is resolved in favor of the Executive, whether by judgment, arbitration or settlement, the Executive shall be entitled to the payment of (a) all legal fees incurred by the Executive in resolving such dispute or controversy, and (b) any back-pay, including Base Salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Executive under this Agreement.

20)
Indemnification. The Corporation shall provide the Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense, or in lieu thereof, shall indemnify the Executive (and his heirs, executors and administrators) to the fullest extent permitted under Indiana law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Corporation (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities). Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

21)
Entire Agreement. This Agreement embodies the entire agreement between the Corporation and the Executive with respect to the matters agreed to herein. All prior agreements between the Corporation and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect. Notwithstanding the foregoing, nothing contained in this Agreement shall affect the agreement of even date being entered into between the Bank and the Executive.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:                         CFS BANCORP, INC.

/s/ Monica F. Sullivan               By: /s/ Brian L.Goins

                           EXECUTIVE

                      /s/ Thomas L. Darovic
                            Thomas L. Darovic